Exhibit 99.1

Photo available FOR IMMEDIATE RELEASE:
For Media Inquiries:	Brad E. Schwartz – Chief Executive Officer Monarch Bank (757) 389-5111

Monarch Bank Announces New

Mortgage Leadership Positions

CHESAPEAKE, Va., August 5, 2011 – Monarch Bank, a subsidiary of Monarch Financial Holdings, Inc. (NASDAQ: MNRK), is pleased to announce three new leadership positions at its Monarch Mortgage division. Mr. William T. Morrison will assume the role of Chief Executive Officer of Monarch Mortgage. Mr. Jack H. Lane will assume the role of President of Monarch Mortgage. Mr. Edward O. “Ted” Yoder will assume the role of Director of Business Development.

Brad Schwartz, CEO of Monarch Bank, noted “The mortgage industry has seen tremendous transformation over the past several years, and these proactive changes are designed to address the growing complexity of this industry. These leadership changes will position our very important family of mortgage companies for continued success. Congratulations to our new leadership team.”

About Monarch Bank

Monarch Financial Holdings, Inc. is the one-bank holding company for Monarch Bank. Monarch Bank is a community bank with nine banking offices in Chesapeake, Virginia Beach, and Norfolk, Virginia. OBX Bank, a division of Monarch Bank, operates offices in Kitty Hawk and Nags Head, North Carolina. Services are also provided through over fifty ATMs located in the South Hampton Roads area and the Outer Banks of North Carolina, and “Monarch Online” consumer and business internet banking (monarchbank.com). Monarch Mortgage and our affiliated mortgage companies have over twenty offices with locations in Virginia, North Carolina, Maryland, and South Carolina. Our subsidiaries/divisions include Monarch Bank, OBX Bank, Monarch Mortgage (secondary mortgage origination), Coastal Home Mortgage, LLC (secondary mortgage origination), Regional Home Mortgage, LLC (secondary mortgage origination), OBX Bank Mortgage (secondary mortgage origination), Monarch Home Funding, LLC (secondary mortgage origination), Monarch Investments (investment and insurance solutions), and Real Estate Security Agency, LLC (title agency). The shares of common stock of Monarch Financial Holdings, Inc. are publicly traded on the NASDAQ Capital Market under the symbol “MNRK” and shares of our convertible preferred stock are publicly traded on the NASDAQ Capital Market under the “MNRKP” symbol.

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